Exhibit 99.1

RENNOVA HEALTH ANNOUNCES PLAN TO SPIN OFF ITS Advanced MOLECULAR SERVICES GROUP

Transaction expected to be completed at the end of September 2017

WEST PALM BEACH, Fla. (July 12, 2017) – Rennova Health, Inc. (NASDAQ: RNVA), (NASDAQ: RNVAZ) (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions for healthcare providers, announces that it plans to spin off its Advanced Molecular Services Group (“AMSG”) as an independent publicly traded company by way of a tax-free distribution to Rennova stockholders. Completion of the spinoff is expected to occur at the end of September 2017 and is subject to numerous conditions, including effectiveness of a Registration Statement on Form 10 to be filed with the Securities and Exchange Commission, and consents, including under various funding agreements previously entered into by Rennova. A record date to determine those stockholders entitled to receive shares in the spin off should be approximately 30 to 60 days prior to the date of the spinoff.

The strategic goal of the spinoff is to create two public companies, each of which can focus on its own strengths and operational plans. In addition, after the spinoff, each company will provide a distinct and targeted investment opportunity. “We believe this spinoff will create value for Rennova stockholders while allowing AMSG to develop and mature with its own capable management team,” said Seamus Lagan, Chief Executive Officer of Rennova. “AMSG’s industry-changing platform will soon be available directly to providers and patients, and is consistent with the combination of science and technology that we believe will create improved healthcare in the future.”

Rennova’s Board has also approved the spinoff of its Health Technology Solutions business to its stockholders in a similar transaction.

About AMS Group

During the past several years, Rennova has invested more than $6 million to develop key technology components in medicine and health IT that form expert systems, proprietary clinical data, patented molecular testing and machine learning/AI, which are being combined into AMSG. The Company’s machine learning breakthrough uses computer algorithms to propose new treatment applications for specific combinations of genes, thereby helping research scientists understand individual differences in patients.

AMSG will bring advanced machine learning in precision medicine to patients, physicians and care teams. With years of clinical data and development, the company is releasing some of the most advanced systems to support molecular-based care. Physicians and patients are looking for answers, and many answers can be found in an individual’s genes. AMSG brings together its testing capabilities and treatment options to support patient care.

AMSG’s expert systems have many applications. In particular there is a need for affordable gene-based support for mental and behavioral health. One in four people suffer from a psychiatric condition, with 43 million Americans currently undergoing treatment. For individuals and families being treated for psychiatric conditions, the key is to test for key genes at an affordable price to determine the right drug or drug combinations. With this in mind, AMSG will be opening its mobile store to bring the most affordable gene-based testing directly to consumers.

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Having an affordable gene-based testing store is key to transforming healthcare. For patients, mobile access is also key. AMSG’s mobile development will bring access to millions who have not been able to get this kind of testing. AMSG believes it is leading the way in testing innovations.

Its experienced team continues to focus on transforming and applying advanced molecular technologies. With his background in Pharmaceuticals, Health IT and venture investing, Dr. Scott Jenkins, as CEO of AMSG, continues to attract top talent to build the team. Dr. Chris Yoo, as part of the Certainty Health partnership, is driving innovation in AMSG’s data model development and e-commerce platform. Dr. Thomas Mendolia continues to expand government and health systems outreach, demonstrating positive medical impact on their populations. Finally, Dr. Gualberto Ruano is leading the development of the application of the company’s machine learning system for mental and behavioral health.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA
Kim Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com

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